UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2013

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762

(Commission

File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Salt Lake City, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01 Other Events.

On May 13 and 14, 2013, certain Directors and Officers of inContact, Inc. (“the Company”) entered into a block trade agreement to sell an aggregate of 525,052 shares of common stock purchased (or to be purchased) from the Company in a same-day exercise of fully vested options. The shares are registered for sale under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission. The options that are the subject of the block trade agreement consist of options, with a weighted average term of ten years, to purchase 380,432 shares that expire in November 2013 and options, with a 5 year term, to purchase 144,620 shares that expire in March 2014.

May 7, 2013 marked the opening of the most recent trading window for Directors and Officers under the Company’s policies. Under the Company’s policies, barring any non-scheduled event that could close the trading window, the current trading window closes June 16, 2013, and reopens two trading days after the release of second quarter financial results. The trading window then closes again on September 16, 2013, and may not reopen prior to the expiration of the options that expire in November 2013.

Previously, the Compensation Committee of the Board of Directors evaluated the possibility of extending the expiration date of the subject options. However, due to the income tax implications to the optionees and the stock-based compensation expense to the Company, the expiration dates of the subject options were not extended.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inContact, Inc.

Date: May 15, 2013	By:	/S/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer

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